Exhibit 5

Suite 3200 • 312 Walnut Street • Cincinnati, Ohio 45202-4074 • (513) 929-3400 • Fax (513) 929-0303

August 10, 2004

The E. W. Scripps Company
28th Floor
312 Walnut Street
Cincinnati, Ohio 45202

The Edward W. Scripps Trust
13350 Metro Parkway, Suite 301
Fort Myers, Florida 33912

Gentlemen:

     As counsel for The E. W. Scripps Company (the “Company”) and The Edward W. Scripps Trust (the “Scripps Trust”), were are familiar with the Registration Statement on Form S-3 (the “Registration Statement”) filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, with respect to 6,000,000 Class A Common Shares, $0.01 par value (the “Shares”), of the Company.

     In connection with the foregoing, we have examined such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.

     Based on such examination, we are of the opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Ohio.

     2. The Shares have been duly authorized and are now, and when sold in the manner contemplated by the Registration Statement will be, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement.

Yours very truly,

/s/ Baker & Hostetler LLP

Baker & Hostetler LLP

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